UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2022

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Pine Street, Suite 400 San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The NASDAQ Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

On July 20, 2022, Napo Pharmaceuticals, Inc. (“Napo Pharma”), the wholly-owned subsidiary of Jaguar Health, Inc. (“Jaguar”) entered into a Master Manufacturing Services Agreement (the “Services Agreement”), dated and retroactively effective as of June 10, 2022, with Patheon Pharmaceuticals Inc. (“Patheon”), pursuant to which Patheon will manufacture certain products through Patheon’s global network of manufacturing sites through the issuance of site-specific Product Agreements (“Product Agreements” and, together with the Services Agreement, the “Agreement”). Under the terms of the Agreement, Napo Pharma is responsible for supplying the active pharmaceutical ingredient for products to Patheon. Patheon is responsible for manufacturing the products, conducting quality control, quality assurance, validation activities, stability testing, packaging and providing related services for the manufacture of the products. The Agreement is structured so that a Product Agreement may be entered into by the parties for the manufacture of a particular product or multiple products at a manufacturing site owned and operated by Patheon, as identified in the relevant Product Agreement.

Pursuant to the Agreement, Napo Pharma has agreed to order from Patheon certain binding minimum amounts of products based on an eighteen (18) month rolling forecast -- the first three (3) months of each forecast is considered binding; the following nine (9) months will be eighty percent (80%) binding; and the following six (6) months will be non-binding, good-faith estimates to facilitate Patheon’s production scheduling. Moreover, if the parties agree that Patheon will supply, and Napo Pharma will purchase, at least a specified minimum purchase of Napo Pharma’s requirements for product under a Product Agreement, then the applicable Product Agreement will set forth the required percentage and the time period during which the obligation will apply. Notwithstanding the foregoing, nothing in the Agreement is to be interpreted in any way to imply that the Agreement is an exclusive arrangement, and Napo Pharma expressly reserved its right to order and purchase products from other manufacturer-suppliers.

The Agreement has an initial term beginning on June 10, 2022 and ending on January 31, 2027. The Agreement automatically renews after the initial term for successive terms of two (2) years, unless either party gives notice of its intention to terminate the Agreement within at least eighteen (18) months prior to the end of the then-current term.

Napo Pharma may terminate a Product Agreement immediately if any governmental agency takes any action that prevents Napo Pharma from importing, exporting, purchasing or selling the relevant product. Further, Napo Pharma must give at least six (6) months’ advance notice if it intends to no longer order manufacturing services for a product due to discontinuation of such product in the market.

Patheon may terminate the Services Agreement or a Product Agreement upon six (6) months’ written notice if Napo Pharma assigns the Services Agreement or a Product Agreement to an assignee that, in the opinion of Patheon acting reasonable, is (i) not a credit worthy substitute for Napo Pharma or (ii) a competitor of Patheon.

Either party may terminate the Services Agreement or a Product Agreement (a) if the other party has failed to remedy a material breach under the Services Agreement or a Product Agreement within sixty (60) days following receipt of a written notice, and (b) immediately upon written notice to the other party in the event that the other party is declared insolvent or bankrupt, a voluntary petition of bankruptcy is filed in any court by such other party, such other party becomes a party to any dissolution or liquidation, the Agreement is assigned by such other party for the benefit of creditors, or such other party admits in writing its inability generally to pay its debts as they become due in the general course.

The Agreement contains certain representations, warranties, limitations of liabilities, confidentiality and indemnity obligations and other provisions customary for an agreement of its type.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal period ending June 30, 2022, with confidential portions redacted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
	Name:	Lisa A. Conte
	Title:	President and Chief Executive Officer

Date: July 26, 2022